EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of June 26, 2006 (the “Effective Date”), between DOCUMENT SECURITY SYSTEMS, INC., a New York corporation (together with its subsidiaries, the “Company”), and Mr. Peter Ettinger (“Mr. Ettinger”).

R E C I T A L S :

WHEREAS, the Company is in the business of developing, licensing and selling anti- counterfeiting technology and products;

WHEREAS, the Company desires to engage Mr. Ettinger as its President and Mr. Ettinger desires to accept such employment on the terms and conditions set forth herein.

P R O V I S I O N S :

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1. Employment; Duties.

(a) The Company hereby agrees to employ Mr. Ettinger as its President. Mr. Ettinger hereby accepts such employment. Mr. Ettinger will report to the Company’s Chief Executive Officer or such other person designated by the Chief Executive Officer. Mr. Ettinger will perform those duties and have such authority and powers as are customarily associated with his position, including, without limitation, leading the Company’s sales and business development efforts, and assisting in preparing business forecasts operating plans, raising capital and mergers and acquisitions efforts and other duties as the Chief Executive Officer may reasonably request from time to time.

(b) Mr. Ettinger shall be employed on a full time basis and shall devote substantially all of his professional business time to the performance of his duties. Mr. Ettinger shall be based in the Washington D.C metropolitan area and will spend approximately one half (50%) of his office hours in the Company’s Rochester, New York headquarters with respect to the performance of his duties. Mr. Ettinger acknowledges he shall be required to undertake substantial travel during the normal course of his duties to promote the affairs of the Company.

2. Term.  The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue for three (3) years from the Effective Date unless otherwise terminated as provided herein (together with any Renewal Term, as hereafter defined, shall be referred to as the “Term”). This Agreement shall automatically be extended for successive one (1) year terms pursuant to the terms and conditions of this Agreement (each, a “Renewal Term”), unless otherwise terminated by written notice from one party to the other no less than sixty (60) days prior to the end of the Term or any subsequent Renewal Term.

3. Compensation.

(a) Annual Salary. In consideration for the services rendered by Mr. Ettinger on behalf of the Company during the Term of this Agreement, the Company shall pay Mr. Ettinger, commencing on the Effective Date, an annual salary equal to $170,000, payable in accordance with the Company’s regular payroll practices. Effective as of each annual anniversary date of this Agreement during the Term, Mr. Ettinger’s annual salary may be increased in the sole discretion of either the Chief Executive Officer or the Company’s Board of Directors. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable federal, state and local withholding and payroll taxes.

(b) Bonuses. In addition to his Base Salary, Mr. Ettinger shall be eligible to receive a bonus calculated pursuant to the Bonus Plan attached as Schedule A to this Agreement (“Bonus Plan”). Payment of the Bonus will be made no later than ten business days after the conclusion of the Company’s annual audit of it financial statements, which is generally March 31 of the immediately following year (each, a “Bonus Calculation Date”). Partial payments under the Bonus Plan may be made prior to the applicable Bonus Calculation Date at the sole discretion of the Chief Executive Officer or the Company’s Board of Directors.

(c) Restricted Stock. Upon execution of this Agreement, Mr. Ettinger shall be awarded 50,000 restricted shares of the Company’s Common Stock (the “Restricted Shares”) issued under the Company’s 2004 Employee Stock Option Plan (the “Incentive Plan”). The Restricted Shares shall vest in three equal installments on the first, second and third anniversaries of the Effective Date. Upon certain circumstances, the Restricted Shares are subject to immediate vesting as detailed in Sections 8 and 9 of this Agreement. The Restricted Shares shall be subject to the applicable rules and regulations of the Internal Revenue Service and the Securities and Exchange Commission.

(d) Incentive Plan. Mr. Ettinger shall be eligible to participate in the Incentive Plan. Any grant of options or restricted stock issued under the Incentive Plan shall be subject to approval by the Board of Directors or the Compensation Committee and shall be subject to the terms and conditions of the Incentive Plan and applicable rules and regulations of the Internal Revenue Service and the Securities and Exchange Commission.

4. Benefits. In addition to the compensation set forth above, the Company shall provide Mr. Ettinger with the following benefits during the Term:

(a) Mr. Ettinger shall be entitled to three (3) weeks of vacation during each calendar year (pro-rated for any partial calendar year) that he is employed hereunder during which vacation his annual salary shall be paid in full. Any vacation not taken by Mr. Ettinger shall not carryover into the succeeding year. All unused and accrued vacation shall be paid to Mr. Ettinger (or his estate) upon Mr. Ettinger's termination of employment. Such vacation may only be taken with pre-approval from the Chief Executive Officer and at such time or times as are not inconsistent with the reasonable business needs of the Company.

(b) The Company shall provide Mr. Ettinger with up to 5 days of paid sick leave each calendar year (pro-rated for any partial calendar year); unused sick days shall not carryover into the succeeding year. The Company also shall provide Mr. Ettinger with holiday pay as provided by the Company to its other executives.

(c)  The Company shall make available family medical insurance for Mr. Ettinger under the medical insurance plan provided to other executives of the Company. In addition, Mr. Ettinger and his dependents shall be entitled to participate in such other benefits as may be extended to active employees of the Company and their dependents including pension, retirement, profit-sharing, 401(k), group insurance, hospitalization, medical or other benefits made available by the Company to its employees generally. Further, in the event that the Company desires to obtain “key man” life insurance on the life of Mr. Ettinger during the term, Mr. Ettinger shall cooperate with the Company in obtaining such insurance.

5. Expenses. Mr. Ettinger will be entitled to be paid or reimbursed for all expenses reasonably incurred by him in connection with Mr. Ettinger’s responsibilities to the Company, including, without limitation, for travel, lodging, food, and entertainment. In no event will Mr. Ettinger incur any expense in excess of $2,500 without the prior written consent of the Chief Executive Officer.

6. Confidential Information. Mr. Ettinger shall not, during the Term or at anytime after termination of his employment, disclose, except as required or necessary in the course of his employment by the Company or as otherwise authorized by the Company, any Confidential Information (as defined herein). “Confidential Information” shall mean any information existing as of the date of this Agreement, or thereafter developed, in which the Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to the Company, whether communicated orally, electronically or in writing, or otherwise obtained by Mr. Ettinger as a result of his employment, or through observation or examination of the Company’s business.

7. Non-Competition Covenant; Non Solicitation Covenant.

(a) During the term of his employment and for a period of one year thereafter, Mr. Ettinger agrees that he will not, directly or indirectly, (including, without limitation, whether as consultant, an officer, employee or director) engage in any business that sells or develops software, manufactures or distributes products or provides services in the anti-counterfeiting and document security businesses or that are engaged in businesses that the same as those operated or provided by the Company at such time.

(b) Notwithstanding anything herein to the contrary, Mr. Ettinger shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than 3% of the outstanding Common Stock) his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services (whether as consultant, an officer, employee or director) on the part of Mr. Ettinger in the operation of the business of the entities in which such investments are made.

(c)  In furtherance of the foregoing, Mr. Ettinger shall not, during the aforesaid one-year period of non-competition, directly or indirectly, in connection with any business involved in the manufacture, development and/or distribution of anti-counterfeiting technology and document security businesses, or any business similar to the business in which the Company was engaged, or in the process of developing during Mr.Ettinger’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

(d)  Mr. Ettinger agrees that the prohibitions contained herein are reasonable and valuable to the Company, and are express conditions of the Company’s decision to employ him. If any court shall hold that the duration, scope or any other provision of non-competition or any other restriction contained in this Section 7 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

8. Termination of Agreement.  This Agreement shall terminate upon the occurrence of any of the following events:

(a) This Agreement shall terminate upon Mr. Ettinger’s death.

(b) The Company may terminate this Agreement upon Mr. Ettinger’s “total disability” (“Disability”), which shall mean incapacity due to physical or mental illness or disability, which renders him absent, or unable to perform his duties hereunder on a full time basis for a period of six (6) months, whether consecutive or cumulative, within any twelve (12) month period. However, if such Disability was the result of injury incurred during the performance of work duties for the Company, then any termination resulting from such work related disability would be subject to the provisions of Section 9(b) below.

(c)  The Company may terminate this Agreement for “Good Cause” as defined below upon thirty (30) days prior written notice to Mr. Ettinger, which notice shall specify the reason(s) for termination. For purposes of this Agreement, “Good Cause” means (i) willful disobedience by Mr. Ettinger of a material and lawful instruction of the Board of Directors or Chief Executive Officer of the Company; (ii) conviction of Mr. Ettinger of any misdemeanor involving fraud, embezzlement or similar crime or a crime of moral turpitude or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that Mr. Ettinger has violated the securities laws; and (iv) breach by Mr. Ettinger of any material term of Sections 6 or 7 of this Agreement.

(d) Mr. Ettinger may terminate this Agreement upon thirty (30) days prior written notice to the Company.

(e) This Agreement may be terminated upon the mutual agreement of Company and Mr. Ettinger.

9.  Obligations Following Termination of Agreement.

(a)  If this Agreement is terminated pursuant to any of Sections 8(a), 8(b), 8(c), 8(d) or 8(e), the Company shall have no obligation to pay any Severance Payments (as defined below) or benefits to Mr. Ettinger; provided, however, Company shall be obligated to pay Mr. Ettinger (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law. In addition, if this Agreement is terminated pursuant to Sections 8(a) or 8(b), any unvested Restricted Shares, shall immediately vest.

(b)  If this Agreement is terminated by Company without “Good Cause” as defined in Section 8(c):

(i)  Mr. Ettinger shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination and shall receive such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law; if such termination occurs prior to six months after the Effective Date, Mr. Ettinger shall receive as severance payment an amount equal to twelve (12) months of Mr. Ettinger’s salary at the rate in effect as of the date of Mr. Ettinger’s termination; Any severence payments are payable at Mr. Ettinger’s sole discretion in either a lump sum at the time of termination or on normal pay dates in accordance with the Company’s pay policies in effect prior to termination date. In addition, for the twelve (12) month period immediately after the termination of this Agreement, the Company shall continue to provide and pay the premium for the health insurance provided to Mr. Ettinger (and his family, if applicable) immediately prior to the termination of this Agreement (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);

(ii)  Mr. Ettinger shall not be required to mitigate damages of the amount of any salary continuation payments provided for under this Section by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Section be reduced by any compensation earned by Mr. Ettinger as a result of employment by another employer or by any self employment after the date of termination;

(iii)  All options and restricted stock granted to Mr. Ettinger pursuant to the Incentive Plan that remain unvested shall immediately vest, and Mr. Ettinger shall have a period of 90 days following termination to exercise his vested options, subject to the provisions of the Incentive Plans and applicable IRS regulations.

(c)  Upon the termination of this Agreement for any reason, any and all restrictions (other than restrictions which are the result of applicable Federal securities laws and regulations and those restrictions which Mr. Ettinger has entered into with a third party on a contractual basis) on the transfer of shares of Company’s capital stock then owned by Mr. Ettinger (other than the Restricted Shares and any other options or restricted stock granted pursuant to the Incentive Plan) shall be terminated as of the date of termination of this Agreement.

(d)  In the event of a Corporate Transaction (as defined below), the Restricted Shares shall automatically become fully vested and shall be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction. However, all such awards shall not terminate if the awards are, in connection with the Corporate Transaction, assumed by the successor corporation or Parent thereof. A “Corporate Transaction” means any of the following transactions: (i) a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in the Exchange Act) acquired 25% or more of the combined voting power of the Company’s then outstanding securities, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect).

10. Indemnification. The Company shall, to the maximum extent permitted by law, indemnify Mr. Ettinger against all expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Mr. Ettinger’s employment by the Company other than the willful violation of law by Mr. Ettinger. The Company agrees to maintain Directors and Officers Liability insurance, and to include Mr. Ettinger in the coverage of this policy for as long as he is an Officer of the company.

11. Work-for Hire. Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Mr. Ettinger by the Company, and free of any additional obligations of the Company to make additional payment to him, Mr. Ettinger agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protected by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Mr. Ettinger prior to the termination of his employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Mr. Ettinger agrees that all such inventions, software, manuscripts, documentation, improvement, trade secrets or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Mr. Ettinger hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Mr. Ettinger’s attorney-in-fact with full powers to execute such document itself in the event Mr. Ettinger fails or is unable to provide the Company with such signed documents. This provision does not apply to an invention for which no equipment, supplies, facility, or intellectual property or trade secret information of the Company was used and which was developed entirely on Mr. Ettinger's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Mr. Ettinger for the Company.

12. Miscellaneous.

(a) This Agreement:

(i) shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein between the Company and the Mr. Ettinger and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein;

(ii) may be modified or amended only by a written instrument signed by each of the parties hereto;

(iii) shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; and

(iv) may not be assigned by either party without a written agreement signed by all parties hereto. Any assignment not signed by all parties is null and void.

(b) If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles. Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Monroe County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

(d) All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, or by overnight currier service and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, or upon delivery if sent by overnight courier service, to the respective persons named below:

If to the Company:

Document Security Systems, Inc.
Attn: Chief Executive Officer
First Federal Plaza
Suite 1525
28 Main Street East
Rochester, New York 14614

If to Mr.Ettinger:

7914 Long Branch Parkway
Takoma Park, MD 20912

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

(e) In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys’ fees.

(f) This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties may execute this Agreement by facsimile signature.

(g) Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(h) If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(i) THE PARTIES ACKNOWLEDGE THAT THE COMPANY HAS BEEN REPRESENTED IN THIS TRANSACTION BY ITS COUNSEL MICHAEL T. HUGHES, ESQ., AND THAT THE MR. ETTINGER HAS NOT BEEN REPRESENTED IN THIS TRANSACTION BY THE COMPANY’S COUNSEL, AND MR. ETTINGER HAS BEEN ADVISED THAT IT IS IMPORTANT FOR HIM TO SEEK SEPARATE LEGAL ADVISE AND REPRESENTATION IN THIS MATTER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By: /s/ Patrick A. White
Name: Patrick White
Title: Chief Executive Officer

 /s/ Peter H. Ettinger
 Peter H. Ettinger